Exhibit 16.1

October 5, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the discussion under the caption “Change in Accountants” included in the registration statement on Form S-1 of Allegro MicroSystems, Inc. and are in agreement with the statements contained in the second and third paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

Boston, Massachusetts

A member firm of Ernst & Young Global Limited